EXHIBIT 99.1

PRESS RELEASE

MediCor Ltd.
Marc S. Sperberg
U.S. 702-932-4560, x308

For Immediate Release: September 28, 2006

MEDICOR LTD. REPORTS FISCAL YEAR END JUNE 2006 RESULTS
REVENUES INCREASE TO $31 MILLION

LAS VEGAS, NV, September 28, 2006 -- MediCor Ltd. (OTCBB: MDCR), a leading manufacturer and distributor of breast implants worldwide, today announced its results for the fiscal year ended June 30, 2006. The results include the impact of recently acquired UK-based breast implant manufacturer Biosil Limited and related supplier Nagor Limited, as well as the impact of a $50 million private placement of convertible notes and warrants.

Sales for the fiscal year ended June 30, 2006 were $31,382,963, an increase of $4,424,416 or 16% versus the same period a year ago. Of this, $1,986,105 of the increase was attributable to the acquisition of Biosil and Nagor at the end of April 2006, two months before the end of the fiscal year. The growth rate was negatively impacted by foreign exchange rates by approximately 3%.  Net loss for the fiscal year increased to $18,452,880 from $17,282,311 in the prior fiscal year. Basic and diluted loss per share for the fiscal year ended June 30, 2006 were $0.87 compared to $0.95 for the prior fiscal year.

According to Theodore R. Maloney, Chief Executive Officer, “We are pleased to continue to outpace the industry from the standpoint of overall revenue growth. This last fiscal year saw a number of significant changes on the competitive landscape and some related pricing pressure within our industry.  Included among the changes were the sale of one of our major competitors, Inamed Corporation to Allergan Inc., and the sale of a significant division of another of our major competitors, Mentor Corporation.  The disruptions we saw in the market, in significant part relating to these transactions, included advance selling by Inamed in anticipation of its sale to Allergan.  Going forward, with Biosil and Nagor’s operations integrated into our existing breast implant business and the majority of our production improvements at Eurosilicone complete, we feel we are positioned to continue to grow our business and advance our product initiatives.  These two operations, plus our continued commitment to our research and development initiatives, provide the foundation for propelling MediCor in the coming years.”

Chief Operating Officer, Jim J. McGhan added, “While we only owned Biosil and Nagor for the last two months of the fiscal year, their future contribution will be significant.  We continue to grow that business and our Eurosilicone business outside the United States by increasing our distributor networks, as well as by shifting sales to a direct selling model in key countries.  We anticipate this combination should benefit the companies in coming quarters.  We also look forward to our introduction of new products internationally and into the United States.”

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer of the modern day breast implant industry.  The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets.  Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products.  Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.  MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and businesses.  To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets.  MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

This release contains forward-looking statements.  Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the acceptability to regulators of our regulatory data and submissions; the ability to obtain governmental approvals to market our products; the timing of our and our competitors’ approvals and entry to markets; the effect of such timing and the related delays in revenues and continued expenses and their affect on our ability to successfully and profitably operate our businesses; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk that businesses we acquire will not be integrated or operated successfully; the risk that cost savings or other anticipated benefits from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; the outcome of legal proceedings; the risk of new and changing regulations in the U.S. and internationally; the risk of instability in the capital markets in the U.S. and internationally; and the ability to obtain requisite financing for continuing operations or for acquisitions to continue to execute on our growth plans.

Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-KSB for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

# # #